Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT, including all referenced attachments (collectively, the “Agreement”), sets forth the terms and conditions under which DANIEL COUTO, an individual with a principal place of business located at 61 Bacon Hill Road, Pleasantville, New York, 10570 (“Consultant”) shall provide certain consulting services as described below for or on behalf of CONTRAFECT CORPORATION, located at 28 Wells, Avenue, 3rd Floor, Yonkers, New York 10701 (“ContraFect”). This Agreement is entered into as of May 1, 2016 (the “Effective Date”). The parties agree as follows:

1.	Term. This Agreement shall be for a 6 month term beginning on the Effective Date and terminating on October 31, 2016 (the “Term”), with the understanding that by mutual agreement in writing, the period may be extended under new or existing terms.

2.	Services. During the Term of this Agreement, Consultant agrees to provide the services specified in Appendix 1 (the “Services”). Consultant represents and warrants to ContraFect that the Services performed by Consultant hereunder will be of professional quality, consistent with generally accepted industry standards for work of a similar nature. Consultant shall comply with all applicable laws in performing the Services.

3.	Consultancy Fee. Consultant shall be paid by ContraFect for the performance of Services, as set forth in Appendix 1. ContraFect will only reimburse reasonable expenses incurred in performing the Services that are pre-approved by ContraFect in writing. Consultant shall provide ContraFect with all documentation in support of such expenses as ContraFect may reasonably require. Payments due to the Consultant under this Agreement will be made within thirty (30) days after receipt of the proper invoices.

4.	Independent Contractor.

(a)	Relationship of the Parties. The status of Consultant shall be that of an independent contractor only, and all of the Services which Consultant shall render to ContraFect in connection with this Agreement shall be as an independent contractor with respect to ContraFect. Consultant shall not be considered an employee of ContraFect. Nothing contained in this Agreement shall constitute or be deemed to constitute the parties to this Agreement in the relationship of partners, joint venturers, principal/agent, employer/employee, or master/servant, or as an insurer or a representative of the other party to this Agreement.

(b)	ContraFect Benefits. Consultant shall not be entitled to participate in or receive any benefits or have any rights as an employee of ContraFect under any employee pension or welfare benefit plan, or any fringe benefit plan, including without limitation, any qualified or nonqualified deferred compensation plan, any bonus or compensation plan, any stock, restricted stock or stock option plan, any severance plan, any long-term or short-term disability plan, any medical, dental or insurance plan, any personnel program or policy, or any flexible spending arrangement sponsored or maintained by ContraFect (each, a “Plan”). In addition, even if Consultant’s status as an independent contractor is reclassified by a Federal or state governmental entity, a court or a third party arbitrator to constitute an employee or a common law employee of ContraFect, Consultant shall not be eligible to participate in or receive any benefits or have any rights as an employee of ContraFect under any Plan unless and until ContraFect consents to such eligibility in writing. Consultant will not be covered by any ContraFect liability insurance policies during the term of this Agreement.

(c)

Liability for Taxes. Consultant shall not be considered an employee of ContraFect for purposes of any Federal, state or local laws regarding employment related taxes, including, but not limited to, reporting, paying, withholding or remitting any income tax, FICA, FUTA, unemployment insurance, social security, workers’ compensation, disability insurance or any laws or regulations which may impute any obligation or liability to ContraFect by reason of an employment relationship. Consultant acknowledges and agrees that he/she shall pay all taxes, fees and levies or other charges of any type imposed by any Federal, state or local governmental authority on any fees that Consultant receives under this Agreement.

(d)	Authority to Act. This Agreement shall not be construed as authority for Consultant to act as ContraFect’s agent or in any other similar capacity, or to make commitments of any kind for the account of or on behalf of ContraFect.

(e)	Other Clients. ContraFect acknowledges that Consultant has and may seek other clients during the Term of this Agreement. Subject to Section 12 of this Agreement, ContraFect agrees that it will not interfere with or hinder Consultant’s efforts to attract or provide services to any other clients provided that during the Term of this Agreement, and any renewal(s), Consultant and Consultant’s employees and agents shall not undertake to render consulting services of the nature herein described to any other person, firm, or corporation in connection with the promotion, sale or marketing of any product(s), good(s), or service(s) which compete with those offered by ContraFect. Consultant warrants and represents that Consultant has not previously assumed any obligations inconsistent with those of this Agreement.

5.	Confidentiality. Consultant shall not disclose or use, at any time during or subsequent to the Term of this Agreement, any proprietary, secret, or confidential information of ContraFect or its commercial partners created, learned, or acquired by Consultant in the course of performing the Services hereunder including, without limitation, information about inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, development plans, research, data, clinical data, financial data, investor relations, potential investors, financing arrangements, personnel data, computer programs, customer and supplier lists or such organizations or individuals, research, commercial or other activities (“Information”). Consultant shall not use or copy any Information for any purpose other than as required to perform the Services under this Agreement and for no other purpose. Consultant shall only disclose Information to its employees on a strict need-to-know basis. Consultant shall be fully liable towards ContraFect for the acts and omission of the employees who have received Information, as if they were the Consultant’s acts or omissions.

The confidentiality obligations and use limitations set forth above shall not apply to Information which Consultant can demonstrate:

(a)	is or becomes generally available to the public otherwise than by reason of breach by Consultant of the provisions of this Agreement;

(b)	is known to Consultant and is at Consultant’s free disposal (having been generated independently by the Consultant or a third party, in circumstances where it has not been derived directly or indirectly from ContraFect) provided that documentary evidence of such knowledge is furnished by Consultant to ContraFect within thirty (30) days of receipt of demand for such proof;

(c)	is subsequently disclosed to Consultant without obligation of confidence by a third party owing no such obligations to ContraFect in respect of that Information; or

(d)	is required by law to be disclosed but then only when prompt notice of this requirement has been given to ContraFect so that it may, if so advised, seek appropriate relief to prevent or limit such disclosure provided always that any disclosure shall be only to the extent so required and shall be subject to prior consultation with ContraFect with a view to agreeing timing and content of such disclosure.

6.

ContraFect Property. In connection with the Services, ContraFect may provide Consultant with equipment, materials, documents, data, records, raw materials, drug, medical device, clinical materials, or other tangible property (collectively, “ContraFect Property”).

ContraFect shall retain ownership of ContraFect Property. Nothing in this Agreement shall be construed as granting or conferring any rights by express or implied license or otherwise to Consultant in ContraFect Property other than the rights expressly set forth herein. ContraFect hereby grants Consultant the right to use the ContraFect Property solely for the purpose of performing the Services as specified herein and for no other purpose. Consultant shall keep such ContraFect Property safely and securely. Upon the completion of the Services, Consultant shall return and/or destroy the ContraFect Property as requested by ContraFect.

7.	Inventions and Discoveries. Any invention or discovery (whether patentable or not), copyright material or confidential know-how which may be made, discovered, conceived or reduced to practice by the Consultant as a result of or in connection with Consultant’s performance of the Services or exposure to any Information or ContraFect Property, together with any associated patent, copyright, trademark, trade secret and other intellectual property rights (collectively, “Works”) shall belong absolutely to ContraFect. Consultant (on behalf of itself and each employee and agent of Consultant that performs any portion of the Services) agrees to, and does hereby, assign and transfer to ContraFect any and all of Consultant’s rights, title, and interest in and to the Works. Consultant shall execute and deliver all instruments and take all actions as may be necessary or reasonably requested by ContraFect to document the assignment and transfer of the Works to ContraFect, or to enable ContraFect to secure, register, maintain, enforce, or otherwise fully protect its rights in and to the Works.

8.	Equitable Relief. Consultant hereby acknowledges and agrees that damages at law may be an inadequate remedy for any breach of Consultant’s obligations under Section 5 (Confidentiality) or Section 7 (Inventions and Discoveries), and accordingly, Consultant agrees that ContraFect will be entitled to such temporary, preliminary, and permanent injunctive relief as may be necessary to remedy or limit such breach, without the necessity of proving actual damages or posting any bond or other security, including, without limitation, specific performance of such obligations and an order enjoining Consultant from the continuation of, or from any threatened, breach of such obligations. The rights set forth in this paragraph shall be in addition to, and not in lieu of, any other rights which ContraFect may have at law in or in equity.

9.	Termination. Either party may terminate this Agreement at any time by written notice to the other having immediate effect in the event of the other party being in material breach of any of the terms or conditions of this Agreement and, only where such breach is capable of remedy, failing to remedy such breach within thirty (30) days of written notice requiring such breach to be remedied. In addition, ContraFect may terminate this Agreement upon written notice to Consultant.

10.	Effect of Termination. Upon expiration or termination of this Agreement, Consultant shall promptly deliver to ContraFect: (a) all work product or deliverables completed and in progress pursuant to this Agreement; (b) complete and accurate documentation of the Services provided in accordance with Section 2; and (c) all Information and ContraFect Property. To the extent that payments by ContraFect under this Agreement exceed the fees and expenses owing for Services actually provided and expenses actually incurred, Consultant shall promptly refund to ContraFect any and all excess funds, but under no circumstances shall said reimbursement exceed sixty (60) days from the date of termination. If ContraFect terminates this Agreement without cause, Consultant will be entitled to receive any amounts due and payable for services already provided in accordance with Section 2 and 3. Such payments shall constitute full and complete settlement of any and all claims of Consultant against ContraFect.

11.

Force Majeure. Neither party shall acquire any right of termination save as otherwise herein provided, nor shall either party be obligated to the other in any manner solely upon the basis of any omission, delay or failure of performance of any provision of this Agreement owing to or occasioned by, directly or indirectly, any governmental order or restriction, war, threat of war, hostility, sanction, revolt, riots, civil disorder, embargo, seizure, national strike, national labor dispute, fire, flood, explosion or other cause or circumstances reasonably beyond the control of either of them provided however that where such omission, delay or failure exceeds one (1) month, either party may terminate this Agreement by giving the other party fourteen (14) days prior written notice of such intention to terminate.

12.	Representations and Warranties. Consultant represents and warrants that as of the Effective Date and during the Term of this Agreement:

(a) Consultant is not under any loss or restriction of any professional license, not or any related certification, rights or privileges, including, but not limited to, any exclusion or debarment pursuant to the Generic Drug Enforcement Act of 1992, the Department of Human Health & Services/Office of Inspector General (“HHS/OIG”) List(s) of Excluded Individuals/Entities, the General Services Administration (“GSA”) List(s) of Parties Excluded from Federal Procurement and Non-procurement Programs, or any equivalent law or regulation applicable inside or outside the United States, nor is Consultant excluded from any federal or state health care program;

(b) Consultant is not under investigation by the FDA, or any other governmental or equivalent authority inside or outside the United States, for any violation of law or professional standards which could lead it to loss or restriction of license or professional rights or privileges, or exclusion or debarment from any federal or state health care program;

(c) Consultant is not, nor has been, convicted of or indicted for an offense, nor has otherwise engaged in conduct, which could lead to loss or restriction of license or professional rights or privileges, or exclusion or debarment from any federal or state health care program; and

(d) Consultant shall notify ContraFect immediately upon its becoming aware of any inquiry, or the commencement of any proceeding, concerning conduct by Consultant, which could result in loss or restriction of any of its professional licenses, certifications, rights, or privileges, or which could result in its exclusion, debarment, or similar action.

13.	Indemnification. Consultant expressly acknowledges and agrees that Consultant is responsible for all matters related to the payment of Federal, state and local taxes, fees and levies or other charges of any type imposed by any Federal, state or local governmental authority on any fees that Consultant receives under this Agreement. Consultant shall indemnify and hold ContraFect harmless from and against any and all losses, claims, liabilities, deficiencies, interest, penalties or damages (including reasonable attorneys’ fees) arising from or in connection with (a) the status of Consultant as an independent contractor being reclassified by a Federal or state governmental entity, a court or a third party arbitrator to constitute an employee or a common law employee of ContraFect, (b) Consultant’s fault, bad faith, negligence, willful misconduct (including theft of any kind, not limited to confidential or trade secret information), or recklessness of Consultant, or Consultant’s authorized agents, or (c) Consultant’s breach of this Agreement or any covenant, representation or warranty made herein.

14.	Right to Audit. Consultant agrees to make its books, materials and other records available to ContraFect upon request so that ContraFect can determine the accuracy of its expense reports and otherwise verify your compliance with the terms of this Agreement. Consultant also agrees that ContraFect personnel may attend any presentations, speeches or other programs performed by Consultant under this Agreement, or otherwise observe Consultant’s provision of the Services under this Agreement, to determine Consultant’s compliance with the terms of this Agreement.

15.	Principal. The Consultant represents to ContraFect that it has the authority and right to enter into this Agreement and that its terms will not infringe the rights of any third party. Each party represents and undertakes that it is entering this Agreement as principal and not as agent for any other party.

16.	Assignment. This Agreement is specifically between ContraFect and Consultant, and may not be assigned, delegated, subcontracted, or transferred by Consultant without the prior written consent of ContraFect. This Agreement may be assigned by ContraFect without the consent of Consultant.

17.	Waiver. No waiver of any term or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be a further or continuing waiver of that term or condition or a waiver of any other term or condition.

18.	Severability; Enforceability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction. The parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for any invalid or unenforceable provision, taking into account the parties’ original intent of this Agreement.

19.	Registration. Should registration of this Agreement with governmental authorities be required under any applicable law, Consultant shall attend to such registration (including any necessary translations) and provide evidence thereof to ContraFect.

20.	No Publicity. Consultant shall not use the name of ContraFect in any publicity or advertising nor issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms and conditions hereof, except as may be required by law, without the prior written consent of ContraFect. Consultant agrees, in addition, not to make any statement on ContraFect’s behalf or concerning ContraFect to the press, media, investors, brokers, banks, financial analysts and/or any other person unconnected with ContraFect without the prior written consent of ContraFect.

21.	Notices. All notices, requests and other communications shall be in writing and shall be validly given or served when (a) hand delivered; (b) delivered by recognized commercial overnight courier services; or (c) given by registered or certified first class mail, postage prepaid, return receipt requested, to the applicable party at the following addresses or to such other address or to the attention of such other person as a party may designate in writing given pursuant to this Section:

If to ContraFect:

ContraFect Corporation

28 Wells Avenue, 3rd Floor

Yonkers, New York 10701

Attention: Natalie Bogdanos, Esq., General Counsel and Corporate Secretary

If to Consultant:

Daniel Couto

61 Bacon Hill Road

Pleasantville, New York 10570

22.	Survival. The provisions of Sections 4, 5, 6, 7, 8, 10, 13, 20, 22, and 24 shall survive any expiration or earlier termination of this Agreement.

23.	Entire Agreement; Amendments. This Agreement together with its appendices sets forth the entire Agreement and understanding between the Parties as to the subject matter hereof and has priority over all documents, previous verbal consents or understandings made between the Parties before the conclusion of this Agreement with respect to the subject matter hereof. None of the terms of this Agreement or its appendices shall be amended or modified except in a writing expressly referring to this Agreement and signed by the Parties hereof.

24.	Governing Law; Dispute Resolution. This Agreement shall be governed by the Laws of the State of New York (excluding any rules of conflicts of laws that would apply the substantive laws of any other jurisdiction). Any disputes arising from this Agreement, which cannot be resolved through good faith discussions, shall be referred to and finally settled by public court in the State of New York.

25.	Equal Opportunity / Affirmative Action.

(a) Subcontractor agrees, to the extent applicable, to comply with Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, and the implementing regulations for each found at 41 CFR Part 60. Contractor incorporates into this Agreement/Order, as applicable, the Equal Opportunity clauses found at 41 CFR § 60-1.4(a), 60-741.5(a), and 60-300.5(a), and will likewise incorporate the clauses into all applicable subcontracts as required by 41 CFR § 60-1.4(d).

(b) If applicable, this contractor and subcontractor shall abide by the requirements of 41 CFR § 60-300.5(a). This regulation prohibits discrimination against qualified protected veterans, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans.

(c) If applicable, this contractor and subcontractor shall abide by the requirements of 41 CFR § 60-741.5(a). This regulation prohibits discrimination against qualified individuals on the basis of disability, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified individuals with disabilities.

(d) Notice of Employee Rights Under Federal Labor Laws. Consultant incorporates into this Agreement, as applicable, the obligations regarding the notice of employee rights under federal labor laws found at 29 CFR Part 471, Appendix A to Subpart A, and will likewise incorporate those obligations into all applicable subcontracts as required by 29 CFR Part 471.

IN WITNESS THEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first set forth above.

CONTRAFECT CORPORATION		DANIEL COUTO

By:	/s/ Michael Messinger	By:	/s/ Daniel Couto

Name:	Michael Messinger	Name:	Daniel Couto

Title:	VP, Finance	Title:	Consultant

Date:	April 22, 2016	Date:	April 22, 2016

Appendix 1

1.	Description of Services. As discussed in Section 2 of the Agreement, “Services” means the services described below:

Support the Management of CMC and supply chain distribution functions. This includes but is not limited to BDS manufacturing, FDP fill and finish manufacturing, packaging and logistical management of drug materials throughout the supply chain. Some specific activities include: Historical knowledge of all ContraFect programs, Support of Jensen Remes and Warren Cove Consulting, Regulatory document creation, Regulatory response, CMO assessment, audit and selection, technical transfer of information, selection of process components and configurations, working directly with the CMO to establish program plans and timelines, management of the execution of program plans and timelines.

2.	Fees.

In consideration for the performance of Services in accordance with this Agreement, ContraFect shall pay to the Consultant the amount of $300.00 (three hundred) per hour for the actual time expended in the performances of Services.

3.	Addresses for Payments and Invoicing.

All payments under this Agreement shall be sent to the address below unless otherwise directed by Consultant and agreed to by ContraFect in writing:

Daniel Couto

61 Bacon Hill Road

Pleasantville, New York 10570

Consultant shall send invoices for Services performed hereunder to:

Natalie Bogdanos, Esq., General Counsel and Corporate Secretary

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

With a copy to accounting@contrafect.com